Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES SECOND QUARTER CASH DISTRIBUTION

DALLAS, Texas, May 20, 2022 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.197500 per unit, payable on June 28, 2022, to unitholders of record on May 31, 2022. Marine’s 2021 tax information, cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution of $0.197500 per unit is higher than the $0.107485 per unit distributed last quarter. As compared to the previous quarter, the volume of oil produced and included in this distribution decreased slightly while the volume of natural gas has increased. The price realized for oil produced and included in the current distribution increased this quarter while the price for natural gas decreased. This distribution is higher than the $0.028228 per unit distributed in the comparable quarter in 2021. As compared to the comparable quarter in 2021, the volumes of both oil and natural gas produced and included in the current distribution and the price realized for both oil and natural gas have increased.

Also included in this quarter’s distribution is the Final Distribution from Marine’s investment in Tidelands Royalty Trust “B” in the amount of $93,134.47, received as of February 14, 2022.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper
SVP, Royalty Trust Services
Simmons Bank, Trustee
Toll Free – 1.855.588-7839